Exhibit 15.1

December 22, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 7, 2003, August 8, 2003 and November 6, 2003 on our reviews of interim financial information of GlobalSantaFe Corporation for the three month periods ended March 31, 2003 and 2002, the three and six month periods ended June 30, 2003 and 2002 and the three and nine month periods ended September 30, 2003 and 2002, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively, are incorporated by reference in its Registration Statement on Form S-8.

Very truly yours,

/s/ PricewaterhouseCoopers LLP